Exhibit 99.3

FOURTH QUARTER & FISCAL YEAR 2020

INVESTOR QUESTIONS & ANSWERS

Published September 28, 2020

Forward-Looking Statements

Reference is made to the forward-looking statements disclosure provided at the end of this document.

Executive Overview

▪	Net sales for the fourth quarter were $2.32 billion. Fourth-quarter results include $1.55 billion in North American RV net sales and $739.9 million in European RV net sales.
▪	Consolidated gross profit margin for the fourth quarter was 14.9%, a 0.5% improvement over the prior year.
▪	Net income attributable to Thor for the fourth quarter was $119.2 million, or $2.14 per diluted share.
▪	Net cash from operations for the fiscal year 2020 was $540.9 million.
▪	During the fiscal year, the Company paid $275.0 million on its EHG acquisition-related debt. Life-to-date, the Company has paid approximately $678 million on its EHG acquisition-related debt.
▪	Consolidated RV backlog increased 186.4% over the prior year, to $5.74 billion as of July 31, 2020.

Quick Reference to Contents

Current Market Conditions and Outlook Assumptions	2

Q&A	4

Segment Data
Summary of Key Quarterly Segment Data - North American Towable RVs	7
Summary of Key Quarterly Segment Data - North American Motorized RVs	8
Summary of Key Quarterly Segment Data - European RVs	9

Forward Looking Statements	10

Current Market Conditions and Outlook Assumptions

Absent a significant long-term economic impact to the United States or Europe as a direct or indirect result of the coronavirus or other unseen events, our long-term outlook for the RV industry is one of optimism based on

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Positive near-term and long-term RV industry fundamentals in both North America and Europe, supported by favorable demographics, a healthy housing market, favorable perception of RVing as promoting a healthy lifestyle and adequate availability of dealer and consumer credit at historically low rates in both North America and Europe.

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Long-term optimism from independent dealers in both North America and Europe. Independent dealer optimism remains high for both the near term and the long term. Even prior to the onset of COVID-19, demand was expected to be driven by favorable demographic and lifestyle growth trends. We believe these trends have been strengthened since the onset of COVID-19. Many dealers, particularly larger dealers in North America, continue to invest heavily in their businesses with new or expanded locations, added service facilities and other amenities to serve RV consumers.

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Market conditions in North America. Currently, dealer inventories are at historically low levels in North America given the recent strong retail demand for RVs due to the perceived safety of RV travel during the COVID-19 pandemic, a strong desire to socially distance, and the reduction in commercial air travel and cruises. We believe consumers are likely to continue to prefer vacations that RVs are uniquely positioned to provide, where they can continue practicing social distancing while also allowing them to explore or unwind, often close to home. Minimal-contact vacation options like road trips and camping are ideal for people who want to keep their risk factors low.

Demand in the market remains very high, such that our recent deliveries to dealers are being sold at retail very quickly and are not yet adding to dealer's lot inventory levels. As a result, our order backlog at the end of our fiscal fourth quarter was at an all-time high, $5.74 billion. Since the end of our fiscal year 2020, our backlog has continued to grow. The growth in backlog, combined with the low level of current dealer inventory, speaks to the longer-term potential of the current demand cycle. We expect this cycle of robust retail sales, followed by a restocking cycle, will last at least through the end of our fiscal year 2021.

RVIA recently issued their forecast for 2020 and 2021 wholesale unit shipments*. RVIA estimates total North American shipments in 2021 will likely be 507,200 units, a 19.5% increase over the likely estimated unit shipments for 2020. This figure would represent the best annual total on measurable record for the RV industry, eclipsing the 504,600 units shipped in 2017. Towable RV shipments are anticipated to reach 452,500 units in 2021, a 17.9% increase over anticipated 2020 shipments. Motorhome shipments are projected to finish at 54,700 units in 2021, a 35.1% increase over anticipated 2020 shipments.

* September 21, 2020 RVIA RoadSigns. Quarterly forecast of deliveries of recreation vehicles to RV retailers prepared for members of the Recreation Vehicle Industry Association by ITR Economics.

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Market conditions in Europe. The European outlook for future growth in retail sales depends upon various economic conditions in the respective countries. Germany is the largest RV market in Europe and is performing well, and dealer inventories in Germany are below normal stocking levels. Our long-term outlook for future growth in European retail sales remains positive as more and more people discover RVs as a way to support their lifestyle in search of independence and individuality, as well as using the RV as a multi-purpose vehicle to escape urban life and explore outdoor activities and nature.

We are seeing many of the themes that we are experiencing in North America also play out in Europe, although the reopening and recovery cycle has been a little slower to develop compared to North America. Retail shipments in Europe have accelerated over the summer months, dealer inventories are being drawn down to below normal stocking levels and demand among the first time and younger buyers has been strong. Germany, our largest European market, saw a monthly record of more than 16,000 RV registrations in July. Germany registrations, calendar year-to-date through July, are up 15% in 2020 versus 2019. The UK, which is the third largest European market and among the hardest hit countries during the pandemic, also saw July retail sales rebound dramatically year-over-year, and is a market that we are optimistic will continue to recover.

Looking ahead, due to the current COVID-19 pandemic and ongoing efforts to limit its spread, EHG has cancelled their participation in all trade fairs and major events planned for the remainder of calendar 2020. In place of the trade fairs, EHG has strengthened and expanded their digital activities in order to reach high potential target groups, generate leads and steer customers directly to dealerships. With over 1,000 independent dealers in Germany and throughout Europe, the EHG brands have one of the strongest and most professionally structured dealer and service networks, and we are optimistic on future additional growth.

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Supply chain constraints. Given such high retail demand, historically low dealer inventory levels, and a global supply chain ramping up after temporary COVID-19 production shutdowns, we are experiencing some supply shortages and disruptions within the RV-industry supply chain in both North America and, to a lesser extent, Europe. This situation is fluid, with specific shortages changing frequently in addition to some transportation constraints. Managing through peaks and valleys of demand and supply chain constraints are part of the history of our business, and our teams are very experienced in managing through these challenges. Today we are working closely with our supply chain partners to manage production and delivery of the components we need and, where necessary, seeking alternative supply solutions. We are committed to quickly resolving any temporary supply chain issues but recognize that in the short term we may experience impacts to our production schedules. While we continue to work through these constraints, we also see the potential for long-term opportunities to work with our supply chain partners to increase efficiencies through initiatives such as stock-keeping unit (SKU) reductions, as well as to expand our supplier base as we help new suppliers recognize the growth potential the RV industry has to offer.

Q&A

1.	Can you comment on the level of "new" RV buyers in recent months, their importance going forward and efforts to enhance the RV lifestyle?
a.

Based on recent surveys and dealer feedback, various industry studies estimate that first-time buyers represented more than 50% of recent new RV purchases. New buyers are an important part of the future growth of the RV industry, and we are focused on enhancing the end-to-end customer experience for all our retail consumers, particularly first time buyers, to ensure they have a great experience when shopping for, and using, their RVs. As a company, we are leveraging technology more than ever today, our brands are increasing their digital presence to promote their products, and we are providing consumers with RV-specific apps, such as TOGO, to enhance their RV travel experiences.

Also, as an industry, we are seeing investments being made in traditional campgrounds and nontraditional camping alternatives from "glamping" to "boondocking", which allows for new and expanded opportunities to explore and enjoy the RV lifestyle. The Great American Outdoors Act, which was signed into law in August 2020, is intended to make improvements to America's national parks by addressing deferred maintenance projects for facilities and infrastructure across the national park system. These efforts should also create additional opportunities for RV consumers to enjoy unique and memorable experiences.

Looking out over the long term, new RV owners that enjoy the RV lifestyle historically tend to trade in and trade up for a new RV every 3 to 5 years, so attracting and maintaining this first-time buyer now, creates further opportunities for continued growth for years to come.

2.	Do you think the increase in new units being sold will lead to an overabundance of used units to dealers in the near future? How do used units impact wholesale sales?
a.

We have consistently viewed a healthy used RV market as an essential ingredient for creating a healthy new RV market. Typically, much of a dealer's used RV inventory is a result of a trade in for a new unit. All of our dealers manage their product portfolios based on current market demand and their own internal metrics, and right now, used inventory is either nonexistent, or very, very limited. Looking ahead, we believe any change in used inventory levels would not materially impact our production and sales, as we are now operating with an all-time record backlog and dealers are in need of inventory. Often, used unit sales to new entrants to the RV lifestyle generate future sales of new units. Ultimately, we believe the best way to drive demand and satisfy the evolving needs of RV consumers is to continue to develop the new innovative floorplans and features that will drive long-term demand growth for Thor’s products, while partnering with our dealers to provide the tools and products they need to grow their business over the long term.

3.	Thor's fourth quarter gross margin increased 50 basis points on a year-over-year basis. What drove this improvement? How should we think about gross margins going forward?
a.

The improved gross profit margin is primarily due to lower warranty costs as a percent of sales due to favorable experience trends and quality improvement initiatives compared to fiscal 2019. In addition, the Company realized savings on overhead costs as a result of management-led cost reduction measures in response to COVID-19. These savings were partially offset by an increase in the material cost percentage primarily due to product mix.

Looking ahead, our long-term goal to improve margins through sourcing, research and development and operational process improvements and other initiatives remain unchanged, and we continue to be confident in our ability to achieve our long-term goal of 16+% sustainable gross margin by 2025.

4.	Are you able to recapture higher input costs through selling price increases?
a.

To the extent we face higher input costs, we have a number of levers available to offset the higher costs. Our flexible production model allows us to quickly respond to higher input costs based on the specific situation, with selling price increases one of the last options. Other options we can utilize include sourcing lower-cost substitute components, obtaining alternative supply sources, adjusting the contents of our units, or instituting temporary pricing surcharges.

5.	Can you comment on SG&A expense for the fiscal year. How should we think about SG&A expenses going forward?
a.

Selling, general and administrative expenses for fiscal 2020 increased $98.1 million, or 18.3%, compared to fiscal 2019, primarily due to incremental European selling, general and administrative expenses of $105.6 million due to a full year of European operations in fiscal 2020 as compared to six months in fiscal 2019.

We will continue to evaluate the level of SG&A expenses going forward (e.g. travel) in addition to how we allocate dollars (e.g. marketing and promotional costs shifting to digital) as we continually look to optimize our SG&A spend, leverage best practices across our global organization and adjust to current industry and market conditions.

6.	What was Thor's adjusted EBITDA for the fourth quarter and full year for both 2020 and 2019?
a.

Although we do not generally disclose non-GAAP numbers, we recognize that many of the users of our financial statements find a measure of EBITDA adjusted for non-cash or non-routine items to be useful. Below are some items within our financial statements that might be helpful in considering this question:

	Three Months Ended July 31, 2020		Fiscal Year Ended July 31, 2020
Income Before Income Taxes (1)	$148.2	million	$272.9	million
Depreciation & Amortization (2)	51.6	million	196.2	million
Impairment Charges (1)	—		10.1	million
Net Interest Expense (1)	24.9	million	104.2	million
Stock-Based Compensation Expense (3)	5.5	million	19.9	million
Change in LIFO Reserve (4)	0.4	million	1.4	million

	Three Months Ended July 31, 2019		Fiscal Year Ended July 31, 2019
Income Before Income Taxes (1)	$109.8	million	$184.7	million
Depreciation & Amortization (2)	51.3	million	148.8	million
Net Interest Expense (1)	28.2	million	60.0	million
Acquisition Related Costs (1)	2.4	million	114.9	million
Inventory Step-Up Impact on Gross Profit (5)	—		61.4	million
Stock-Based Compensation Expense (3)	4.8	million	19.0	million
Change in LIFO Reserve (4)	(0.4)	million	3.7	million

(1) From the Income Statement	(2) From the Business Segments footnote	(3) From the Statement of Cash Flows
(4) From the Inventories footnote	(5) From the Inventories footnote

Note: Figures for the Three Months Ended July 31, 2020 and 2019 are calculated using the above denoted sections of our Form 10-K dated July 31, 2020, less the corresponding year-to-date sections from our Forms 10-Q dated April 30, 2020 and April 30, 2019.

7.	What are your cash priorities?
a.

Our priorities remains consistent with our historical priorities, which are (1) reducing our debt obligations, (2) paying and growing our dividend over time, and (3) funding our growth, both organically and opportunistically, through acquisitions. The Company's Board of Directors may also consider strategic and opportunistic repurchases of shares and special dividends.

Each quarter throughout fiscal 2020, we made payments on our EHG acquisition-related debt. During the fiscal year we paid approximately $275.0 million on our acquisition-related debt, and subsequent to the end of the fiscal year we paid an additional 50 million Euro on the European tranche of our Term Loan B. Life-to-date, we have paid approximately $678 million on our acquisition-related debt since the acquisition of EHG in February of 2019.

8.	What level of capital expenditures do you anticipate in fiscal 2021?
a.

For fiscal 2021, we anticipate capital expenditures of approximately $135 million. Half of those expenditures are expected to be incurred in North America and half in Europe. Investments in capital expenditures for fiscal 2021 will primarily be for replacing and upgrading machinery, equipment and other assets throughout our facilities.

9.	What was Thor's effective tax rate in fiscal 2020 and 2019? What do you expect Thor's fiscal 2021 effective income tax rate will be?
a.

The Company's overall annual effective income tax rate for fiscal 2020 was 18.9% compared with 28.3% for fiscal 2019. The primary drivers of the change in the overall effective tax rate between comparable periods are certain foreign tax rate differences from the U.S. federal corporate tax rate of 21% and the change in annual mix of foreign and domestic earnings. In addition, the fiscal 2019 effective income tax rate was also impacted by an unfavorable, non-deductible foreign currency forward contract loss and certain non-deductible transaction costs resulting from the EHG acquisition.

The Company estimates its overall effective income tax rate for fiscal 2021 will be between 19% and 22% before consideration of any discrete tax items. The actual effective income tax rate will be dependent upon the mix of foreign and domestic pretax earnings and subject to the impact of foreign currency exchange rates.

10.	In summary, what is Thor's outlook for FY 2021?
a.

We expect a year of growth in fiscal 2021 given the current low dealer inventory levels, record backlog, and ongoing high retail demand. We concur with RVIA's recent RoadSigns, which includes a most likely forecast of total North American shipments in calendar 2021 reflecting a 19.5% increase over anticipated calendar 2020 shipments.

11.	The Company provided long-term goals last year at its Investor Day. Do you still view those goals as achievable?
a.	Yes, we are making solid progress across the board, and remain confident in our long-term goals. Our 2025 targets which were announced last year were:

•Achieve $14 billion in Net Sales,

•Attain sustainable gross margins of 16%+, and

•Generate over $3 billion in cumulative net cash from operations.

Summary of Key Quarterly Segment Data – North American Towable RVs

NET SALES:	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	% Change
North American Towables
Travel Trailers and Other	$701,019	$679,017	3.2%
Fifth Wheels	481,277	481,517	—%
Total North American Towables	$1,182,296	$1,160,534	1.9%

# OF UNITS:	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	% Change
North American Towables
Travel Trailers and Other	33,322	31,765	4.9%
Fifth Wheels	10,196	10,104	0.9%
Total North American Towables	43,518	41,869	3.9%

ORDER BACKLOG	As of July 31, 2020	As of July 31, 2019	% Change
North American Towables	$2,763,678	$693,156	298.7%

TOWABLE RV MARKET SHARE SUMMARY (1)	CYTD June 30,
	2020	2019
U.S. Market	42.1%	45.6%
Canadian Market	47.7%	50.6%
Combined North American Market	42.6%	46.1%

(1) Source: Statistical Surveys, Inc. CYTD June 30, 2020 vs. CYTD June 30, 2019

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – North American Motorized RVs

NET SALES:	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	% Change
North American Motorized
Class A	$111,465	$158,487	(29.7)%
Class C	214,767	214,651	0.1%
Class B	40,260	14,260	182.3%
Total North American Motorized	$366,492	$387,398	(5.4)%

# OF UNITS:	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	% Change
North American Motorized
Class A	835	1,225	(31.8)%
Class C	2,709	3,022	(10.4)%
Class B	366	103	255.3%
Total North American Motorized	3,910	4,350	(10.1)%

ORDER BACKLOG	As of July 31, 2020	As of July 31, 2019	% Change
North American Motorized	$1,451,641	$458,847	216.4%

MOTORIZED RV MARKET SHARE SUMMARY (1)	CYTD June 30,
	2020	2019
U.S. Market	38.1%	36.5%
Canadian Market	45.5%	37.0%
Combined North American Market	38.5%	36.6%

(1) Source: Statistical Surveys, Inc. CYTD June 30, 2020 vs. CYTD June 30, 2019

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment and is continuously updated, and is often impacted by delays in reporting by various states or provinces. The COVID-19 pandemic has resulted in further delays in the submission of information reported by the various states or provinces beginning with calendar 2020 results, and may also be impacting the completeness of such information.

Summary of Key Quarterly Segment Data – European RVs

NET SALES:	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	% Change
European
Motorcaravan	$461,175	$453,191	1.8%
Campervan	153,392	106,863	43.5%
Caravan	76,744	71,403	7.5%
Other	48,615	88,012	(44.8)%
Total European	$739,926	$719,469	2.8%

# OF UNITS:	Three Months Ended July 31, 2020	Three Months Ended July 31, 2019	% Change
European
Motorcaravan	7,457	8,172	(8.7)%
Campervan	4,042	3,572	13.2%
Caravan	3,756	3,667	2.4%
Total European	15,255	15,411	(1.0)%

ORDER BACKLOG	As of July 31, 2020	As of July 31, 2019	% Change
European	$1,525,973	$852,675	79.0%

EUROPEAN RV MARKET SHARE SUMMARY (1)	CYTD June 30,
	2020	2019
Motorcaravan and Campervan (2)	26.2%	25.4%
Caravan	20.6%	21.6%

(1) Source: European Caravan Federation ("ECF"), CYTD June 30, 2020 vs. CYTD June 30, 2019. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).

(2) The ECF reports motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Forward-Looking Statements

This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, among others: the extent and impact from the continuation of the coronavirus pandemic, along with the responses to contain the spread of the virus by various governmental entities or other actors, which may have negative effects on retail customer demand, our independent dealers, our supply chain, or our production and which may have a negative impact on our consolidated results of operations, financial position, cash flows and liquidity; the ability to ramp production up or down quickly in response to rapid changes in demand while also managing costs and market share; the effect of raw material and commodity price fluctuations, and/or raw material, commodity or chassis supply restrictions; the impact of tariffs on material or other input costs; the level and magnitude of warranty claims incurred; legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers or on our suppliers; the costs of compliance with governmental regulation; legal and compliance issues including those that may arise in conjunction with recently completed transactions; lower consumer confidence and the level of discretionary consumer spending; interest rate fluctuations and their potential impact on the general economy and specifically on our dealers and consumers; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to efficiently utilize existing production facilities; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions, and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs to attract production personnel in times of high demand; the loss or reduction of sales to key dealers; disruption of the delivery of units to dealers; increasing costs for freight and transportation; asset impairment charges; cost structure changes; competition; the impact of potential losses under repurchase or financed receivable agreements; the potential impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market and political conditions in the various countries in which our products are produced and/or sold; the impact of changing emissions and other regulatory standards in the various jurisdictions in which our products are produced and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.

These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.